Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Applied Digital Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	7,359,238	$4.34	$31,939,092.92	$0.0001476	$4,714.21
				Total Offering Amounts			$4,714.21
				Total Fee Offsets			—
				Net Fee Due			$4,714.21
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”).
(2)Represents: (i) an automatic annual increase of 2,834,229 shares of Common Stock, on January 1, 2023, to the number of shares of Common Stock reserved for issuance under, and which annual increase is provided for in, the Applied Blockchain, Inc. 2022 Incentive Plan (the “2022 Plan”), (ii) an automatic annual increase of 3,660,253 shares of Common Stock on January 1, 2024, to the number of shares of Common Stock reserved for issuance under, and which annual increase is provided for in, the 2022 Plan, and (iii) 864,756 shares of Common Stock available for grant and issuance as a result of the forfeiture of awards under the 2022 Plan.
(3)Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the Nasdaq Global Select Market on August 29, 2024.